Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

DATED AS OF MARCH 31, 2006

BETWEEN

ICONIX BRAND GROUP, INC.,
(THE “BUYER”)

AND

MUDD (USA) LLC
(THE “SELLER”).

i

TABLE OF CONTENTS

		Page

15.10	Counterparts	29
15.11	Exhibits and Schedules	29
15.12	Headings	29
15.13	Consent to Jurisdiction and Service of Process	29

SCHEDULES

SCHEDULE	DESCRIPTION

2.1(2)	Specified Contracts
2.3(2)	Assumed Liabilities
3.3	Purchase Price Allocation
4.1	Due Incorporation and Qualification; Subsidiaries
4.2	Capitalization; Options
4.4	Financial Statements
4.5	No Material Adverse Change
4.6	Tax Matters
4.7	Compliance with Laws
4.8	Permits
4.9	No Breach
4.10	Consents; Approvals
4.11	Judgments and Proceedings
4.12	Employee Relations
4.13	Contracts
4.16	Intangibles
4.17	Title
4.18	Undisclosed Liabilities
4.21	No Broker
4.23	Investment Matters
5.4	No Broker

ASSET PURCHASE AGREEMENT

          AGREEMENT, dated as of March 31, 2006, by and between Iconix Brand Group, Inc., a Delaware corporation (“Buyer”) and Mudd (USA) LLC, a Delaware limited liability company (“Seller”).

Background

          Seller is engaged in the business of marketing, licensing and managing the MUDD® family of Marks (as defined herein) and names for use in connection with a wide variety of goods and services;

          WHEREAS, Buyer desires to become engaged in the Business (as defined herein) and to acquire substantially all of the assets of Seller related to the Business and Seller desires to sell such assets to Buyer, all upon the terms and subject to the conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and intending to be legally bound, the parties agree as follows:

          1. Certain Definitions. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (1) the terms defined in this Section have the meanings assigned to them in this Section, wherever they appear in this Agreement; (2) all accounting terms not otherwise defined herein have the meanings assigned under U.S. generally accepted accounting principles consistently applied and as in effect on the date hereof (“GAAP”); and (3) all words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.

                    1.1 “Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries’ controls, is controlled by, or is under common control with, the specified Person.

                    1.2 “Business” means the business conducted by Seller and its operations, prospects and condition (financial and otherwise), solely as it relates to the marketing, licensing and/or managing the MUDD® family of Marks and related names for use in connection with a wide variety of goods and services everywhere in the world (including use of the MUDD® family of Marks and related names in connection with the manufacture and sale of women’s and children’s jeans wear), excluding, however, all rights associated with the use, marketing, licensing and/or managing the MUDD® family of Marks and related names in China (as defined in Section 1.4).

                    1.3 “Buyer’s Stock” means shares of common stock, par value $0.001 per share, of Iconix Brand Group, Inc.

                    1.4 “China” means the People’s Republic of China, Hong Kong, Macau and Taiwan (Republic of China).

                    1.5 “Closing” means the closing of the transactions contemplated by this Agreement.

                    1.6 “Closing Date” means the date on which the Closing occurs.

                    1.7 “Code” means the Internal Revenue Code of 1986, as amended.

                    1.8 “Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result or to avoid the occurrence of a default.

                    1.9 “Contract” means any written or oral contract, agreement, instrument, order, commitment or binding arrangement, express or implied, of any nature whatsoever.

                    1.10 “Contract Right” means any right, power or remedy under any Contract, including but not limited to rights to receive property or services or otherwise to derive benefits from the payment, satisfaction or performance of another party’s obligations.

                    1.11 “Documents” means and includes any document, agreement, instrument, certificate, notice, Consent, affidavit, written statement, schedule or exhibit whatsoever.

                    1.12 “Employee Benefit Plan” means (1) any employee benefit plan, as defined in Section 3(3) of ERISA, or (2) any other plan, trust agreement or arrangement for any bonus, severance, hospitalization, vacation, deferred compensation, pension or profit sharing, retirement, payroll savings, stock option, group insurance, death benefit, fringe benefit, welfare or any other employee benefit plan or fringe benefit arrangement of any nature whatsoever, including those benefiting former employees.

                    1.13 “Effective Time” means 11:59 p.m. Eastern Standard Time, on March 31, 2006.

                    1.14 “Encumbrance” means any lien, security interest, pledge, mortgage, easement, leasehold, assessment, covenant, restriction, or any other encumbrance, claim, burden or charge of any kind or nature whatsoever.

                    1.15 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

                    1.16 “Indebtedness” means all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date Indebtedness is to be determined.

                    1.17 “Intangible” means, throughout the world except for China, all trademarks, including the Marks (as defined in Section 1.23), licenses, designs, patterns, pressbooks, promotional material, artwork, trade dress, copyrights, copyright applications, copyright registrations; web sites, including the content contained therein, domain names, trade secrets, customer relationships, permits, know-how, patents, patent applications, formula, invention, technology, Software (as defined in Section 1.29), database or other intangible assets of any nature (whether in use, operational, active, under development or design, non-operative, or inactive, owned, marketed, maintained, supported, used, licensed or otherwise held for use by, or licensed to or with respect to which rights are granted to a Person), and all good will, whether or not related to the foregoing, whether arising under statutory or common law in any jurisdiction or otherwise, and includes, without limitation, any and all Intellectual Property Rights in and to the foregoing, relating to the Business.

                    1.18 “Intellectual Property Right(s)” means any and all proprietary rights (throughout the universe except for China, in all media, now existing, and for the entire duration of such rights) arising under statutory or common law, contract, or otherwise, and whether or not perfected, related to the Business, including without limitation, all (a) rights in and to trademarks, service marks, trade names, logos, symbols, and the like; (b) rights associated with works of authorship including, but not limited to, copyrights, moral rights, design rights, copyright applications, copyright registrations, and rights to prepare derivative works; (c) rights relating to the protection of trade secrets and confidential information; (d) rights associated with patents, reissues and reexamined patents, and patent applications, whenever filed and wherever issued, and all priority rights resulting from such applications; (e) product rights; (f) rights analogous to those set forth in this definition and any and all other proprietary rights relating to Intangibles not already included herein; (g) rights associated with divisions, divisionals, continuations, continuations-in-part, substitutes, renewals, reissues and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued, or acquired; and (h) the right to sue for past infringement of any Intangible and/or Intellectual Property Rights.

                    1.19 “Judgment” means any order, writ, injunction, fine, citation, award, decree or any other judgment of any kind whatsoever of any foreign, federal, state or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal.

                    1.20 “Law” means any provision of any law, statute, ordinance, order, constitution, charter, treaty, rule or regulation enacted, approved or adopted by any governmental, administrative or regulatory authority, including common law.

                    1.21 “Liabilities” means any direct or indirect Indebtedness, liability, claim, loss, damage, Judgment, deficiency or obligation, known or unknown, fixed or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise whether or not of a kind required by GAAP to be set forth on financial statements.

                    1.22 “Losses” means any and all Liabilities, Proceedings, causes of action, costs and expenses including, without limitation, costs of investigation, actual interest costs, penalties and attorneys’ fees.

                    1.23 “Marks” means all names, corporate names, domain names, fictitious names, trademarks, trademark applications, trademark registrations, service marks, service mark applications, service mark registrations, trade names, brand names, product names, logos, trade dress, symbols, slogans or other designations owned or used by Seller, in commerce or otherwise, in connection with the Business.

                    1.24 “Permit” means any license, permit, certificate, Consent, right or privilege of any kind or nature whatsoever granted, issued, approved or allowed by any foreign, federal, state or local governmental, administrative or regulatory authority including those relating to Real Property.

                    1.25 “Person” means any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, association, joint-stock company, unincorporated organization, cooperative, trust, estate, government entity or authority (including any branch, subdivision or agency thereof), administrative or regulatory authority, or any other entity of any kind or nature whatsoever.

                    1.26 “Proceeding” means any claim, suit, action, equitable action, litigation, investigation, arbitration, trademark opposition, cancellation action, administrative hearing or any other judicial or administrative proceeding of any kind or nature whatsoever, or any formal demand which might lead to any of the foregoing.

                    1.27 “Real Property” means any real estate, land, building, structure, improvement or other real property of any kind or nature whatsoever owned, leased or occupied by Seller, all shares of stock or other ownership interests through which interests in real estate may be held, and all appurtenant and ancillary rights thereto, including, without limitation, easements, covenants, water rights, sewer rights and utility rights.

                    1.28 “Seller’s Actual Knowledge” means the actual knowledge of Dick Gilbert, Jay Gorman or Conrad Lung after due inquiry of such persons with such individuals who are directors or officers of Seller, or other party responsible for the matter being represented or warranted.

                    1.29 “Software” means any computer program, operating system, applications system, firmware or software of any kind or nature whatsoever, relating to the Business, including, without limitation, all object code, source code, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, a programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media.

                    1.30 “Subsidiaries” with respect to any Person, means any other Person or business entity, with respect to whom 50% or more of the equity interest (or debt or other interest convertible into an equity interest) is owned directly or indirectly by such Person.

                    1.31 “Tangible Property” means any tangible property related to or associated with the Intangible assets used by Seller in the conduct of the Business, including, without limitation, archive garments, artwork, press books and promotional and advertising materials.

                    1.32 “Tax” or “Taxes” means all taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority or other governmental authority, including, but not limited to, those on or measured by or referred to as income, franchise, profits, gross receipts, capital, ad valorem, custom, duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto.

                    1.33 “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information (including any amendments thereto) that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any governmental authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

                    1.34 “Transaction Documents” means collectively, this Agreement and each other Document executed in connection with the transactions contemplated by this Agreement.

          2. Sale and Purchase of Assets.

                    2.1 Assets. On the terms and subject to the conditions set forth in this Agreement, Seller shall, at the Closing, sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest, as of the Effective Time, in and to all of Seller’s assets, business, customer relationships and rights of every nature, kind and description wheresoever located and whether or not reflected on the books and records of Seller related to, or used in conjunction with, the Business (excluding only those assets set forth in Section 2.2), including, without limitation, the following (all of which being hereinafter collectively referred to as the “Assets”):

                              (1) All Intangibles owned by Seller and all Intellectual Property Rights associated therewith, all goodwill, licenses and sublicenses granted or obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions;

                              (2) All of Seller’s rights, powers and privileges in and to the Contracts described on Schedule 2.1(2) (“Specified Contracts”) and all Contract Rights thereunder;

                              (3) All physical designs, archive documents, promotional materials and all other Tangible Property used in or related to the Business that is not Excluded Assets (defined below);

                              (4) The pro rata portion of advances or guaranteed minimum royalty and advertising payments credited against royalties earned after the Effective Time under the Specified Contracts; and

                              (5) All of Seller’s claims, causes of action and other legal rights and remedies, whether or not known as of the Closing, relating to Seller’s ownership of the

Assets and/or the Business, but excluding claims against Buyer with respect to the transactions contemplated herein.

                    2.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, there is excluded from the sale and purchase contemplated by this Agreement the following assets (the “Excluded Assets”):

                              (1) All Contracts which are not listed on Schedule 2.1(2) whether or not relating to an Asset being purchased hereby;

                              (2) All cash in the bank or invested at the Effective Time, except for the pro rata portion of advances, guaranteed minimum royalty or advertising payments credited against royalties for periods after the Effective Time;

                              (3) All of Seller’s right title and interest in and to Seller’s Real Property;

                              (4) All certificates of authority and minute books and the membership interest ledger of Seller;

                              (5) Such licenses, permits or other certificates of authority which, by their terms, are nonassignable, all of which are identified on Schedule 4.8; and

                              (6) All assets of Seller not related to the Business.

                    2.3 Assumption of Certain Liabilities. On the terms set forth herein, on and after the Closing Date, Buyer shall assume, perform and pay only the following Liabilities (“Specified Liabilities”) but only to the extent the same are not incurred or resulting from (directly or indirectly) any breach or default by Seller under any Contract with any Person or any representation, warranty or covenant of Seller noted herein;

                              (1) All Liabilities of Seller arising and relating to periods after the Effective Time in the nature of services to be performed, payments to be made or goods to be delivered under the Specified Contracts transferred pursuant to this Agreement, but not including any Liabilities of Seller under any Contract, including, but not limited to, Contracts with any Affiliate or member of Seller; and

                              (2) All trademark office maintenance fees relating to the Marks arising after the Effective Time.

                    2.4 Non-Assumption of Liabilities. Notwithstanding anything herein capable of interpretation to the contrary, except for the Specified Liabilities, Seller shall pay or otherwise fully discharge, as the same shall become due, all of its Liabilities existing as of the Effective Time or thereafter whether or not disclosed to Buyer on any Schedule hereto, and Buyer does not assume and shall in no event be liable therefor.

                    2.5 Delivery of Certain Assets. At the Closing, Seller shall deliver, on behalf of Buyer, all of the Assets which are comprised of Intangibles and Intellectual Property

Rights directly to IP Holdings LLC, an indirect, wholly-owned Subsidiary of Buyer (“IP Holdings”). The parties hereto acknowledge and agree that, notwithstanding this Section, all of the Assets, including the Assets subject to this Section, are being acquired by Buyer hereunder and the delivery by Seller of the Assets subject to this Section to IP Holdings shall be deemed to be a delivery of such Assets initially to Buyer followed by a contribution of such Assets by Buyer to the capital of IP Holdings.

          3. Closing; Purchase Price

                    3.1 Closing. The Closing of the transactions contemplated by this Agreement shall take place at the offices of Blank Rome LLP, 405 Lexington Avenue, New York, New York 10174 at 10 a.m. on the business day after all conditions to the parties’ obligations set forth in Section 7 hereof have been satisfied or waived by the party entitled to the benefit of such condition, or at such other place and on such other date as is mutually agreeable to Buyer and Seller. The Closing shall be deemed effective as of the Effective Time and all transactions occurring at the Closing shall be deemed to occur concurrently.

                    3.2 Purchase Price. In consideration of the sale, transfer, conveyance and delivery of the Assets, and in reliance upon the representations and warranties made herein by Seller, Buyer shall, in full payment thereof, pay to Seller, or its designees, the following aggregate consideration: (i) Forty-Five Million Five Hundred Thousand Dollars ($45,500,000) payable in immediately available funds by wire transfer to one or more accounts designated by Seller on the Closing Date (the “Cash Consideration”), and (ii) the issuance of such number of restricted shares of Buyer’s Stock (the “Shares”) as are equal to (A) Forty-Two Million Five Hundred Thousand Dollars ($42,500,000) divided by (B) the average per share closing price reported on the Nasdaq National Market for the twenty (20) consecutive trading days ending on the trading day immediately preceding the Closing Date (the “Per Share Price”), provided, however, that the number of Shares shall in no event be less than 3,269,231 and shall not be greater than 19.99% of Buyer’s total issued and outstanding shares of common stock at the Closing Date; provided further, that if the Shares would have exceeded 19.99% of Buyer’s total issued and outstanding shares of common stock at the Closing Date based upon the calculation in subsection (ii) above, then the Cash Consideration due to Seller shall be increased by an amount equal to the number of Shares Seller would have received if not for the 19.99% cap multiplied by the Per Share Price; and, to the extent applicable, (iii) the assumption of the Specified Liabilities (the “Shares” together with the Cash Consideration and the Specified Liabilities, collectively hereinafter referred to as the “Purchase Price”).

                    3.3 Purchase Price Allocation. The Purchase Price for the Assets shall be allocated in a manner set forth on Schedule 3.3 hereto, which allocation schedule shall be updated as of the Closing Date in such a manner as determined by Buyer subject to Seller’s consent (which shall not be unreasonably withheld). The parties shall (i) prepare and, where applicable, file each report relating to the federal, state, local, foreign and other Tax consequences of the purchase and sale contemplated hereby (including the filing of IRS Form 8594) in a manner consistent with such allocation schedule and (ii) take no position in any Tax Return or other Tax filing, proceeding, audit or otherwise which is inconsistent with such allocation.

                    3.4 Purchase Price Adjustment.

                              (1) Seller and Buyer shall adjust the Purchase Price (the “Purchase Price Adjustment”), as follows: (a) the Purchase Price will be decreased by an amount equal to the sum of (i) any advances on royalties received by Seller for periods after the Effective Time, and (ii) royalties paid to Seller under the Specified Contracts between the Effective Time and the Closing; and (b) the Purchase Price shall be increased by an amount equal to the pro rata portion of royalties received by Buyer after the Closing under the Specified Contracts for all periods prior to the Effective Time. The parties, upon their mutual consent, shall, as soon as practical but no later than ninety (90) days after the Closing Date (the “Adjustment Period”), make any adjustments to the Purchase Price as necessary. The party owing an amount to the other party based on such post-Closing adjustments shall make payment via bank check or wire transfer to the other party within ten (10) business days after completion of the adjustments.

                              (2) If the parties can not agree upon the Purchase Price Adjustment, each party shall, within fifteen (15) days following the Adjustment Period, deliver in writing to a qualified partner located in the New York, New York office of KPMG or such other person as may be mutually agreed upon by the parties (the “Accounting Arbitrator”), in reasonable detail, the computation of the Purchase Price Adjustment such party believes to be correct and all work papers related thereto (the “Determination Materials”). The Accounting Arbitrator shall review the Determination Materials, determine the binding Purchase Price Adjustment and notify the parties of its determination within thirty (30) days following the receipt of the Determination Materials, which determination shall be final and conclusive. The fees and expenses of the Accounting Arbitrator shall be paid by the party whose Purchase Price Adjustment as set forth in its Determination Materials is further from the Purchase Price Adjustment determined by the Accounting Arbitrator. All determinations by the Accounting Arbitrator pursuant to this Section shall be in writing and shall be delivered to the parties hereto.

                              (3) In the event that the transactions contemplated by this Agreement are not consummated by April 14, 2006, Buyer shall pay to Seller an amount equal to $25,000 per calendar day beginning on April 15, 2006 through the Closing Date. Such amount will be first applied as a reimbursement against the portion of the filing fees paid by Seller in connection with the filing made in connection with the HSR Act (as defined below) and the remainder will be applied as a reimbursement for the expenses incurred by Seller in connection with the Business through the Closing Date. Such amount shall be payable in immediately available funds by wire transfer to an account designated by Seller on the Closing Date.

                    3.5 General Procedure. At the Closing, each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to Section 7 hereof and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving party.

          4. Representations, Warranties and Covenants of Seller. Knowing that Buyer relies thereon, Seller represents, warrants and covenants to Buyer as of the Closing as follows:

                    4.1 Due Incorporation and Qualification; Subsidiaries. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the full limited liability power and authority to own, lease and/or operate the Assets and Business, to carry on the Business as and where such Business is now conducted and to enter into and perform this Agreement and to consummate the transactions contemplated hereby upon the terms and conditions herein provided. Schedule 4.1 sets forth the names and titles of Seller’s directors and officers.

                    4.2 Capitalization; Options. Schedule 4.2 sets forth the capital structure of Seller, including the numbers and types of membership or equity interests and each type of membership or equity interests that have been issued. Schedule 4.2 contains an accurate and complete list of: (i) the full legal names of the members of Seller; (ii) the addresses of such members; and (iii) the number of interests, shares, warrants, options or other securities owned of record and beneficially by each such member. Except for the members listed on Schedule 4.2, there are no other record or beneficial owners of any memberships interests of Seller or any other securities of Seller including, but not limited to, any options, warrants, convertible securities, calls, commitments or conversion privileges. Except as set forth on Schedule 4.2, there exists no right of first refusal or other preemptive right with respect to Seller or the equity interests, Business or Assets.

                    4.3 Authority to Execute and Perform Agreement. Seller has all requisite limited liability company power and authority and approvals required to enter into, execute, deliver and perform this Agreement and its obligations hereunder and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement (and all other Documents required to effect the transactions contemplated herein) and the consummation of the transactions contemplated herein have been duly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and constitutes Seller’s valid and legally binding obligation, enforceable against Seller in accordance with its terms and conditions, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally, now or hereafter in effect, and subject to the availability of equitable remedies.

                    4.4 Financial Statements. Attached to Schedule 4.4 are true, complete and correct copies of the consolidating financial statements and notes thereof of Seller, as audited by Hertz, Herson & Company, LLP, independent certified public accountants, for the period commencing May 21, 2004 and ended March 31, 2005. All such audited statements, including the footnotes thereto, were accompanied by an unqualified auditors’ opinion without an explanatory paragraph. Section 4.4 also sets forth Seller’s financial statements (including unaudited balance sheets and the related statements of income, retained earnings and cash flows) for the nine (9) months ended December 31, 2005. The foregoing financial statements are hereinafter collectively referred to as the “Financial Statements”. The Financial Statements have been prepared from the books and records of Seller and fairly present in all material respects the financial position of Seller as at such dates and the results of its operations and the changes in its retained earnings and its financial positions for the periods then ended in accordance with GAAP consistently applied throughout the periods indicated (except, in the case of the Financial Statements for the nine (9) months ended December 31, 2005, for immaterial year end adjustments, and the absence of footnotes, and certain reclassifications for management reporting purposes). The Financial Statements do not contain any material misstatements or omissions regarding the Business, Assets or condition (financial or otherwise) of Seller. Since the most recent fiscal year end, there have been no material changes in the accounting policies of Seller except for any such changes required pursuant to GAAP. The Financial Statements are not affected by transactions or accounts with affiliated companies, if any, other than as set forth in Schedule 4.4. The audited financial statements for the fiscal year ended March 31, 2006, when delivered, will be true, complete and correct and will have been prepared from the books and records of Seller and will fairly present in all material respects the financial position of Seller as at March 31, 2006 and the results of its operations and the changes in its retained earnings and its financial positions for the fiscal year then ended in accordance with GAAP consistently applied throughout.

                    4.5 No Material Adverse Change. Except as set forth in Schedule 4.5, since March 31, 2005 there has been no material adverse change in the Assets, Liabilities, Business or condition (financial or otherwise) of Seller. Any change which has occurred reflects only the ordinary and regular conduct of the Business or the normal use or operation of the Assets. To Seller’s Actual Knowledge, there is no such change which is impending, nor has there been any damage, destruction or loss affecting the Assets, Business or financial condition of Seller, whether or not covered by insurance.

                    4.6 Tax Matters.

                              (1) Seller, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Seller is or has been a member, has timely filed with the appropriate governmental agencies all Tax Returns required to be filed by it with respect to the Assets and all such Tax Returns are complete and correct in all material respects. Seller has paid all Taxes relating to the Assets (whether or not shown on a Tax Return).

                              (2) No claim for Taxes due relating to the Assets is being contested by Seller. Adequate provision has been made for all Tax liabilities of Seller relating to the Assets not required to be paid prior to the respective due dates therefor.

                              (3) Except as provided in Schedule 4.6, to Seller’s Actual Knowledge there is (i) no claim for any Taxes due relating to the Assets; (ii) no claim by any governmental authority in a jurisdiction where Seller does not file a Tax Return that it is or may be subject to taxation by that jurisdiction with respect to the Assets; and (iii) no extension or waiver of any statute of limitations on the assessment of any Tax with respect to the Assets.

                              (4) To Seller’s Actual Knowledge none of the Assets is subject to any liens for Taxes, other than, if applicable, liens for Taxes not yet due and payable.

                              (5) Seller has complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes relating to the Assets, including, without limitation and if applicable, the withholding and reporting requirements under Code sections 1441 through 1446, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other Laws, and has, within the time and manner prescribed by Law, withheld from employee wages and or paid over to the proper governmental authority all amounts required.

                              (6) Seller is taxable as a partnership, and has not made any Tax elections since its formation to change its entity classification for federal income tax purposes.

                              (7) Seller is not, nor has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                    4.7 Compliance with Laws. Except as set forth in Schedule 4.7, Seller has complied in all material respects with all Laws relating to the Business and the Assets. Except as set forth and specifically identified in Schedule 4.7, Seller has not received notice of any alleged material violation of or claim under any such Laws, and to Seller’s Actual Knowledge, there is no basis for any material violation thereof which may occur in the future (either upon notice, lapse of time, or both), and no investigation, charge, claim or other action under any such Laws is pending or to Seller’s Actual Knowledge, threatened.

                    4.8 Permits. Except as set forth in Schedule 4.8, no Permits are material to or necessary for the conduct of the Business or the use and operation of the Assets. At Closing, Seller holds all Permits which are material to or necessary for it to conduct the Business or its operations are heretofore conducted (“Material Permits”). All Material Permits are in full force and effect, no violations are or have been recorded in respect of any Material Permit and no Proceeding is pending or to Seller’s Actual Knowledge threatened, to revoke, terminate or limit any Material Permit. Except as set forth and specifically identified in Schedule 4.8, Seller is not in default, and has not received any notice of any claim of default, with respect to any Material Permit or of any notice of any other claim or Proceeding (or, to Seller’s Actual Knowledge, threatened Proceeding) relating to any Material Permit. Except as set forth in Schedule 4.8, all Permits are assignable and transferable by Seller to Buyer without the Consent of any Person.

                    4.9 No Breach. Except as set forth and specifically identified in Schedule 4.9, the consummation of the transactions herein contemplated including, without limitation, the execution, delivery and performance of this Agreement and the documents required to effect the transactions herein contemplated, do not and will not (1) constitute a violation of or default under (either immediately or upon notice, lapse of time or both), conflict with or result in a breach of (a) Seller’s organizational documents, (b) the terms of any Specified Contract or to any Contract to which Seller is a party and to which the Assets are or may be bound, (c) any Judgment relating to the Assets or Business and binding upon any Seller, or (d) any Laws affecting the Assets or Business; or (2) result in the creation or imposition of any Encumbrance on any of the Assets or give to any Person any interest or right in any of the Assets; or (3) accelerate the maturity of or otherwise modify any Liability or obligation of Seller relating to the Assets or the Specified Liabilities; or (4) result in the breach of any of the terms and conditions of, constitute a default under or otherwise cause any impairment of, any Contract, or Permits which, if not cured, could have a material adverse effect in any one case or in the aggregate on Seller, the Assets or the Business.

                    4.10 Consents; Approvals. Except as set forth in Schedule 4.10, and the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), no Consent or approval is required by any third party or any governmental authority in connection with the execution, delivery and performance by Seller of this Agreement or the consummation of the transactions contemplated hereby, including, but not limited to, the assignment of any and all of the Specified Contracts.

                    4.11 Judgments and Proceedings. Except as set forth in Schedule 4.11, there is no outstanding Judgment against or affecting the Assets. Except as set forth in Schedule 4.11, there is no Proceeding pending, or to Seller’s Actual Knowledge, threatened, against or affecting any of the Assets or the Business. True and correct copies of all complaints, pleadings, petitions, notices, motions and other papers filed in connection with the Proceedings listed in Schedule 4.11 have been delivered or made available to Buyer. Except as set forth and specifically identified in Schedule 4.11, there are no Proceedings pending or, to Seller’s Actual Knowledge, threatened, or any contingent liability, which would give rise to any right of indemnification on the part of any officer, director, employee or agent of Seller or its heirs, executors or administrators thereof against Seller or any successor. Except as set forth and specifically identified in Schedule 4.11, no breach of contract, tort, or other claim (whether arising from the Business or Seller’s operations or otherwise) has been asserted or, to Seller’s Actual Knowledge, is capable of assertion, by any Person against Seller, nor, to Seller’s Actual Knowledge, has there been any occurrence which could give rise to such a claim, and no breach of contract claim has been asserted by Seller against any Person, nor, to Seller’s Actual Knowledge, has there been any occurrence which could give rise to such claim, with regard to the Specified Contracts.

                    4.12 Employee Relations. To Seller’s Actual Knowledge, except as set forth and specifically identified in Schedule 4.12, no grievance which might have an adverse effect on Seller or the Assets or the Business is pending and no claim therefor has been asserted. To Seller’s Actual Knowledge, there is no present or threatened walkout, strike or any similar occurrence which adversely affects or may adversely affect the Assets or the Business or the condition or prospects of Seller.

                    4.13 Contracts. Schedule 4.13 sets forth a true and correct list of all material Contracts relating to the Business or Assets to which Seller is bound or subject (including a complete and accurate description of all oral Contracts). True and correct copies of all written Specified Contracts have been delivered to Buyer. All of the Specified Contracts set forth on Schedule 2.1(2) and referred to in this Agreement or in the other Schedules hereto are in full force and effect; Seller is not in default under any of them, nor to Seller’s Actual Knowledge is any other party to any such Specified Contract in default thereunder, nor to Seller’s Actual Knowledge is there any condition or basis for any claim of a default by any party thereto or event which, with notice, lapse of time or both, would constitute a default thereunder; and Seller has paid in full or accrued all amounts due thereunder for periods on or prior to the date hereof (whether or not currently payable) and has satisfied in full or provided in full for all of its Liabilities and obligations thereunder for periods on or prior to the date hereof. Except as disclosed in Schedule 4.13, all rights of Seller under the Specified Contracts extending beyond the Effective Time are assignable to Buyer and upon assignment shall continue unimpaired and unchanged in Buyer on and after the Closing Date without (a) the Consent (except for any Consent(s) which have been or will be obtained at or before the Closing) of any Person or (b) the payment of any penalty, the incurrence of any additional obligation or the change of any term. Except as set forth on Schedule 4.13, Seller has examined, monitored or otherwise policed, to the extent deemed prudent by Seller and in accordance with the customary practices in the industry in which Seller participates, the activities of all of the licensee counterparties under the Specified Contracts to verify that the products manufactured, sold or offered for sale under the Marks licensed to such licensees pursuant to the Specified Contracts meet, in all material respects, the quality control standards and requirements for use of the Marks set forth in such Specified Contracts.

                    4.14 Books of Account and Reports. Seller’s books of account and other financial books and records are true, correct and complete and accurately reflect all of its items of income and expense, and all of its assets, Liabilities and accruals are and have been prepared and maintained in form and substance adequate for preparing financial statements in accordance with GAAP consistently applied which are capable of being audited. Seller has filed all reports required by all Laws to be filed, and it has duly paid or accrued on its books of account all applicable duties and charges due or assessed against it pursuant to such reports. Seller has delivered to Buyer true, correct and complete copies of its charter or other formation documents, and all amendments thereto. The minute book(s) of Seller contains complete and accurate records of all official meetings and other official corporate action of its members and/or managers.

                    4.15 Tangible Property. All of the Tangible Property constituting Assets is in good condition and repair.

                    4.16 Intangibles.

                              (1) All Intangibles relating to the Business, owned or used by, applied for and/or registered in the name of or licensed to Seller are listed on Schedule 4.16. Except as specifically identified and disclosed in Schedule 4.16, all Seller’s rights in and to the Intangibles set forth in Schedule 4.16 are free and clear of any claims of infringement, invalidity or Encumbrance. Except as specifically identified and disclosed in Schedule 4.16, Seller has no notice of any adversely held Intangible of any other Person or notice of any claim of any other Person relating to any of the Intangibles set forth in Schedule 4.16 or any process or confidential information of Seller, and to Seller’s Actual Knowledge, there is no basis for any such charge or claim. To Seller’s Actual Knowledge, Seller has not infringed upon or misappropriated any Intellectual Property Rights of any Person. Except as set forth in Schedule 4.16, none of the Marks infringe upon or violates the intellectual property rights or other proprietary rights of any Person. Except as set forth in Schedule 4.16, Seller has not licensed any Person to use any Intangible or other Intellectual Property Rights of Seller, nor is Seller obligated to pay any royalties, licensing fees or similar payments to any Person.

                              (2) Schedule 4.16 contains a complete and accurate list of all registrations and pending applications for the Marks. All registered and pending Marks have been registered or applied for and pending, respectively (as indicated on the schedule) with the United States Patent and Trademark Office or the trademark office of the jurisdiction to which the registration or application pertains, and other than as set forth in Schedule 4.16, are currently in compliance, in all material respects, with all applicable Laws in jurisdictions where the Marks are being used under or subject to any Specified Contracts. The Marks are valid, subsisting, and enforceable and are not subject to any maintenance fees or taxes or actions falling due within sixty (60) days after the date hereof. Except as set forth in Schedule 4.16, (i) no Mark is now involved in any opposition, invalidation or cancellation Proceeding or any other Proceeding relating to the validity or registrability thereof, or any settlement arrangements relating thereto, and to Seller’s Actual Knowledge, no such action is threatened with respect to any of the Marks; (ii) to Seller’s Actual Knowledge, there is no potentially interfering trademark or trademark application of any other Person with regard to the Marks in any country throughout the world; (iii) none of the Marks has been challenged or threatened in any way; (iv) where applicable, the Assets bear Marks accompanied by the proper federal registration notice where permitted by law except for where such failure to comply with proper federal registration notice is not material to the operation of the Business.

                    4.17 Title. Except as set forth on Schedule 4.17, Seller owns outright and has good, valid and marketable title to all of the Assets, free and clear of all Encumbrances. There are no outstanding options or commitments to which Seller is a party which relate to the Assets or the sale by any of them of the Assets. At Closing, Buyer shall acquire all assets used by Seller in the Business, other than those assets set forth in Section 2.2. Within the past two (2) years, Seller has not done business under or been known by any name other than its present corporate name, or done business at any address other than the addresses set forth in Schedule 4.17.

                    4.18 Undisclosed Liabilities. As of the date of the latest audited financial statements, Seller has no Liabilities that were not fully and adequately reflected in the said financial statements or on a Schedule hereto. Except as set forth in Schedule 4.18, Seller has no Liabilities, other than (1) Liabilities fully and adequately reflected in the Financial Statements for the period ended March 31, 2005 and (2) those incurred since March 31, 2005 in the ordinary course of business consistent with past practices. To Seller’s Actual Knowledge, there are no circumstances, bases (either with notice, lapse of time or both), conditions, events or arrangements which may hereafter give rise to any Liabilities of Seller or any successor to the Business except in the ordinary course of business consistent with past practices. Except as set forth in Schedule 4.18 and except to the extent specifically reflected or reserved against in the Financial Statements or elsewhere in this Agreement, Seller is not directly or indirectly liable, by guarantee or otherwise, upon or with respect to, or obligated to guarantee or assume, any Liability or obligation of any Person, except endorsements made in the ordinary course of business in connection with the deposit of items for collection.

                    4.19 Customers and Licensees. To Seller’s Actual Knowledge, no customer or licensee intends to cancel or materially reduce its ongoing commercial relationship with Seller as such relationship relates to the Business or the Assets.

                    4.20 Employee Benefit Plans. Seller has not at any time established, maintained, participated in, or contributed to any Employee Benefit Plan. Seller has no Liabilities or obligations under any Employee Benefit Plan. Seller has not incurred any Liability to the Pension Benefit Guaranty Corporation (or any successor thereto), including any Liability under Sections 4063 or 4064 of ERISA.

                    4.21 No Broker. Except as set forth in Schedule 4.21, no broker, finder, agent or similar intermediary has acted for or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s fee, finder’s fee, or similar fee or commission in connection therewith based on any agreement, arrangement or understanding with Seller or any action taken by Seller. Any item disclosed in Schedule 4.21 will be paid by Seller.

                    4.22 Full Disclosure. All Documents delivered by or on behalf of Seller in connection with this Agreement and the transactions contemplated hereby are true and complete and all such Documents are authentic.

                    4.23 Investment Matters. The Shares to be issued hereunder are being acquired for Seller’s own account and not on behalf of any other Person, and all such Shares are being acquired for investment purposes only and not with a view to, or for sale in connection with, any resale or distribution of such Shares. Seller has received or examined Buyer’s Annual Report on Form 10-K for year ending December 31, 2005. Seller has had the opportunity to ask questions and receive answers from Buyer concerning Buyer, and have been furnished with all other information about Buyer which it has requested. Seller is an “accredited investor” as defined in Rule 501(a) of the Securities Act of 1933, as amended (the “Securities Act”). Each of Seller believes that it has been fully apprised of all facts and circumstances necessary to permit it to make an informed decision about acquiring the Shares, that it has sufficient knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Shares, and that it has the capacity to protect its own interests in connection with the transactions contemplated hereby. Seller has been advised by Buyer and understands that, except as provided in Section 10 hereof, (1) the Shares to be issued hereunder will not be registered under any federal or state securities laws, (2) such shares must be held until they are subsequently registered pursuant to Section 10 hereof or an exemption from registration becomes available, (3) the certificates representing such shares shall bear appropriate restrictive legends, and (4) Buyer shall have the right to direct the transfer agent of its common stock to place a stop transfer order against such certificates. Except as set forth on Schedule 4.23, Seller has not sold any shares of capital stock or other securities of Seller or of Buyer at any time during the 30-day period ending on the Closing Date.

          5. Representations and Warranties of Buyer. Knowing that Seller relies thereon, Buyer represents, warrants and covenants to Seller on the Closing Date as follows:

                    5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby upon the terms and conditions herein provided.

                    5.2 Authorization. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and this Agreement constitutes a valid and legally binding agreement of Buyer enforceable in accordance with its terms. Each Document contemplated by this Agreement, when executed and delivered by Buyer in accordance with the provisions hereof, shall be valid and legally binding upon Buyer in accordance with its terms, subject only to applicable bankruptcy, reorganization, insolvency, moratorium, and other rights affecting creditors’ rights generally from time to time in effect and as to enforceability, general equitable principles.

                    5.3 No Breach. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions herein contemplated, do not constitute a violation of or default under (either immediately or upon notice, lapse of time or both) or result in a breach of (a) Buyer’s certificate of incorporation, bylaws or other organic governing documents, (b) the terms of any Contract to which Buyer or any of its Subsidiaries or any of their respective assets are bound, (c) any Judgment binding upon Buyer or any of its Subsidiaries, (d) any Permit; or (e) any Law (including federal and state securities laws) applicable to Buyer or any of its Subsidiaries or any of their respective assets, except, in the cases of clause (b), (c), (d) or (e), any such violation, default or breach that would not have a material adverse effect on the business and financial condition of Buyer.

                    5.4 No Broker. Except as set forth in Schedule 5.4, no broker, finder, agent or similar intermediary has acted for or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s fee, finder’s fee, or similar fee or commission in connection therewith based on any agreement, arrangement or understanding with Buyer or any action taken by Buyer.

                    5.5 Issuance of Buyer’s Stock. The shares of Buyer’s Stock to be issued in connection with this Agreement are duly authorized and, when issued in accordance herewith, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens and shall not be subject to preemptive or similar rights.

                    5.6 Regulatory Compliance.

                              (1) During the 12 month period immediately preceding the date hereof, Buyer has duly and timely filed all reports, schedules, forms, statements and other documents (collectively, as supplemented and amended since the time of filing, the “Buyer SEC Reports”) required to be filed by it with the Securities and Exchange Commission (the “Commission”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act. At the time of their filing, the Buyer SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                              (2) The audited consolidated financial statements and unaudited consolidated interim financial statements of Buyer and its consolidated Subsidiaries included or incorporated by reference in the Buyer SEC Reports have been prepared in accordance with GAAP consistently applied during the periods indicated (except as may otherwise be indicated in the notes) and present fairly, in all material respects, the financial position of Buyer and its consolidated Subsidiaries on a consolidated basis as at the respective dates and for the respective periods indicated (except interim financial statements may not contain all notes and are subject to year-end adjustments).

                    5.7 Full Disclosure. All Documents delivered by or on behalf of Buyer in connection with this Agreement and the transactions contemplated hereby are true and complete; all such Documents are authentic.

          6. Covenants and Agreements. The parties covenant and agree as follows:

                    6.1 Pre-Closing Tax Returns. Seller shall file all Tax Returns required to be filed with respect to the Assets on or prior to the Effective Time.

                    6.2 Cooperation on Tax Matters. Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller agrees to retain all books and records with respect to Tax matters pertinent to Seller relating to any Tax period beginning before the Effective Time until the expiration of the statute of limitations (including any applicable extensions) of the respective Tax periods, and to abide by all record retention agreements entered into with any governmental authority. Seller expressly agrees and acknowledges that it shall be responsible for and shall pay any and all taxes which result or arise from the sale of the Assets, including any transfer or sales taxes, if any.

                    6.3 Assistance with Audits. Promptly after the Closing, but in no event later than May 31, 2006, Seller shall deliver to Buyer financial statements of Seller (including its balance sheet and related statement of income, retained earnings and cash flows together with footnotes) which have been audited by an independent certified public accountant for the year ended March 31, 2006. Seller shall, at Buyer’s expense, use its commercially reasonable efforts to take all actions, including the making available of Seller’s accountants and the granting of access to Buyer and its accountants to all Books and Records of Seller, to assist Buyer in connection with Buyer’s preparation of financial statements as required by Items 2.01 and 9.01 of Form 8-K in order for Buyer to meet its Form 8-K obligations within the applicable time period required by such form.

                    6.4 Exploitation of Trademarks in Asia (outside of China) and the Middle East. Following the Closing, Buyer and Seller shall negotiate in good faith to enter into commercially reasonable arrangements for the exploitation of the Marks in Asia (outside of China) and the Middle East (the “Exploitation Territory”) providing for an equal sharing of costs and royalties. As part of these arrangements, Buyer and Seller shall take all reasonable steps necessary to implement and maintain product identification and inventory control systems to monitor Seller’s manufacture, distribution, offer for sale and sale of merchandise in accordance with and subject to the terms and conditions of the License Agreement (as defined below). Seller, or one of its affiliates, shall be free to enter into supply agreements, supply chain management agreements, turnkey retail agreement or other arrangements with licensees in the Exploitation Territory. Either party may seek a determination with respect to whether the other party is negotiating in good faith by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules and judgment upon the award rendered by the arbitrator(s) may be entered by any court have jurisdiction thereof. The place of arbitration shall be New York, New York.

                    6.5 Cooperation of Buyer. Buyer shall fully cooperate with Seller, as and to the extent reasonably requested by Seller after the Closing Date, to secure any further registration of, or to enforce or defend, any Marks related to the MUDD® brand for the benefit of Seller in China and Buyer will not seek to use or register any Marks related to the MUDD® brand on its own behalf in China. All reasonable fees and expenses incurred by Buyer in connection with the foregoing sentence shall be borne by Seller.

                    6.6 Cooperation of Seller. Seller shall, and shall use commercially reasonable efforts to cause its affiliates to, fully cooperate with Buyer, as and to the extent reasonably requested by Buyer after the Closing Date (including providing its consent and/or authorization to customs authorities), to permit the manufacture in and export from China of products bearing the Marks. All reasonable fees and expenses incurred by Seller in connection with the foregoing sentence shall be borne by Buyer.

                    6.7 Manufacturing of Merchandise Bearing the Marks. Each party hereby grants the other party (each, a “Licensee”) a perpetual, royalty free license and right to sublicense solely for the manufacturing of goods bearing the Mark throughout the world; provided, however, that such goods are only sold to customers located in jurisdictions in which the Licensee has a right by virtue of an unencumbered ownership of the Mark or a license to sell goods bearing the Mark.

                    6.8 Remittance of Royalty and Advertising Payments. Buyer acknowledges that Seller’s licensees make royalty and advertising payments (collectively, “Royalties”) in arrears directly to CIT and CIT remits such Royalties to Seller, therefore, Seller will be due Royalties from CIT after the Closing Date for monies earned prior to the Effective Time. Buyer agrees to cooperate with Seller to ensure such Royalties are paid by CIT to Seller and to share the results of any audits done by Buyer relating to Royalties earned prior to the Effective Time.

                    6.9 Seller’s Financing Arrangement. Buyer acknowledges that Seller will be seeking financing and Buyer agrees to cooperate by entering into a liquidation license and granting other consents as reasonably required by Seller’s lender.

                    6.10 Non-compete Undertakings. Seller has, or will enter into, non-competition undertakings vis-à-vis the MUDD® brand with Dick Gilbert and Jay Gorman, the essential terms of which are described on Exhibit “A” attached hereto. Seller will not release Dick Gilbert or Jay Gorman from such obligations without the prior written consent of Buyer.

                    6.11 Conduct of the Business. In connection with the Assets or the Business, Seller agree to observe each term set forth in this Section 6.11 and agree that, from the date hereof until the Closing Date, unless otherwise consented to by Buyer in writing:

                              (1) The Business shall be conducted only in, and Seller shall not take any action except in, the ordinary course of Seller’s business, and Seller’s past custom and practice;

                              (2) Seller shall not, directly or indirectly, do or permit to occur any of the following insofar as they relate to the Business or the Assets: (i) sell, pledge, dispose of or encumber any of the Assets, except in the ordinary course of business; (ii) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (iii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; or (iv) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 6.11(2);

                              (3) Seller shall not cancel or terminate its current insurance policies covering the Assets and the Business, or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

                              (4) Seller shall (i) use its best efforts to preserve intact the organization and goodwill of the Business, keep available the services of Seller’s officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with Seller in connection with the Business; (ii) confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations with respect to the Business; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; (iv) notify Buyer of any emergency or other change in the normal course of the Business or in the operation of the properties of the Business and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of Seller or to Seller’s or Buyer’s ability to consummate the transactions contemplated by this Agreement; and (v) promptly notify Buyer in writing if Seller shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect;

                              (5) Seller shall (i) file any Tax returns, elections or information statements with respect to any liabilities for Taxes of Seller or other matters relating to Taxes of

Seller which affect the Assets and pursuant to applicable law must be filed prior to the Closing Date relating to periods prior to the Effective Time; (ii) promptly upon filing, provide copies of any such Tax returns, elections or information statements to Buyer; (iii) make any such Tax elections or other discretionary positions with respect to Taxes taken by or affecting Seller only upon prior consultation with and consent of Buyer; and (iv) not amend any Return.

                    6.12 Access to Books and Records. Between the date hereof and the Closing Date, Seller shall afford to Buyer and its authorized representatives access at reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of the Business, and the work papers of Hertz, Herson & Company, LLP, Seller’s independent accountants, relating to work done by Hertz, Herson & Company, LLP for Seller (insofar as the work relates to the Business or the Assets) with respect to the Financial Statements, and otherwise provide such assistance as is reasonably requested by Buyer in order that Buyer may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the Business and the Assets.

                    6.13 Regulatory Filings. As promptly as practicable after the execution of this Agreement, each party shall make or cause to be made all filings and submissions under the HSR Act. Each party will coordinate and cooperate with the other in exchanging such information, and providing such reasonable assistance as either party may request in connection with all of the foregoing.

                    6.14 Conditions. Each party shall take all commercially reasonable actions necessary to cause the conditions such party is responsible for as set forth in Section 7 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

          7. Conditions to Closing.

                    7.1 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

                              (1) The representations and warranties set forth in Section 4 hereof shall be true and correct in all material respects at and as of the Closing Date as though then made, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

                              (2) Seller shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

                              (3) Seller shall have obtained, or caused to be obtained, each consent and approval required in order to complete the transactions contemplated hereby.

                              (4) The applicable waiting periods under the HSR Act shall have expired or been terminated;

                              (5) There shall not be threatened, instituted or pending any Proceeding (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the Assets, or to compel Buyer or any of its Subsidiaries to dispose of or to hold separately all or a material portion of the business or assets of Buyer and its Subsidiaries, as a result of the transactions contemplated hereby, (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

                              (6) There shall not be any action taken, or any Law or Judgment enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.1(5) hereof; and

                              (7) The Licensing Agent Agreement dated as of May 25, 2005 by and between Ingroup Licensing, Inc. (“Ingroup”) and Mudd (USA) LLC shall be terminated in full with no further amounts payable thereunder and Ingroup shall have executed a release of claims thereunder in the favor of Buyer and IP Holdings.

                              (8) Deliveries by Seller. At the Closing, Seller will deliver to Buyer, the following, which shall be in form and substance acceptable to Buyer and Buyer’s counsel:

                                        (a) Documents and instruments of transfer for the Assets including, without limitation, bills of sale for assignments of all Intangibles (including all Intellectual Property Rights appurtenant thereto) and assignments of all assignable licenses and Permits relating to the Assets or the use, occupancy or operation thereof including, but not limited to, documents substantially in the form of Exhibit “B” (Master Trademark Assignment Agreement), Exhibit “C” (Master Copyright Assignment Agreement), Exhibit “D” (Domain Name Assignment); and Exhibit “E” (Assumption and Assignment Agreement).

                                        (b) A certificate of an appropriate officer of Seller substantially in the form of Exhibit “F” (Seller’s Officer’s Certificate), dated the Closing Date, stating that the conditions precedent set forth in Sections 7.1(1) and 7.1(2) above have been satisfied;

                                        (c) Copies of the minutes of the meetings of the board of directors (or its equivalent) of Seller authorizing the execution and performance of this Agreement and the amendment of Seller’s charter or formation documents to change (if applicable) its name, certified by Seller’s President;

                                        (d) Copies or originals of all files, papers, books and records, licenses, permits, approvals, applications, correspondence, and other documents relative to the Assets;

                                        (e) Termination statements and any other termination documents terminating all Encumbrances or Contracts (other than Specified Contracts) in and to the Assets;

                                        (f) A certificate, dated no earlier than five days prior to the Closing Date, that Seller is in good standing in its jurisdiction of formation;

                                        (g) Certificate of incumbency and specimen signatures of all signatory officers of Seller, certified by Seller’s Chief Executive Officer;

                                        (h) A License Agreement (the “License Agreement”), between Seller and IP Holdings, substantially in the form attached as Exhibit “G” hereto;

                                        (i) A Guaranty Agreement, between IP Holdings and Seller, substantially in the form attached as Exhibit “H” hereto;

                                        (j) A Pledge Agreement between IP Holdings and Seller, substantially in the form attached hereto as Exhibit “I”;

                                        (k) A Special Power of Attorney, substantially in the form attached hereto as Exhibit “J”;

                                        (l) The favorable opinion of Heller Ehrman LLP, counsel to Seller, dated the Closing Date and addressed to Buyer substantially in the form attached hereto as Exhibit “K”;

                                        (m) All of the Tangible Property constituting Assets;

                                        (n) Permits and Consents from any person required for consummation of the Closing in form and substance satisfactory to Buyer including, without limitation, all governmental and administrative Consents and approvals; and

                                        (o) All such further Documents and Contracts which may be requested by Buyer or its counsel, in order to more effectively transfer title to the Assets to Buyer, or to effectuate and carry out any provision of this Agreement and the transaction provided herein.

                    7.2 Conditions to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

                              (1) The representations and warranties set forth in Section 5 hereof will be true and correct in all material respects at and as of the Closing as though then made;

                              (2) Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

                              (3) The applicable waiting periods under the HSR Act shall have expired or been terminated;

                              (4) There shall not be threatened, instituted or pending any Proceeding (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the Related Agreements, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

                              (5) There shall not be any action taken, or any Law or Judgment enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.2(4) hereof; and

                              (6) Seller shall have filed an additional listing application with Nasdaq National Market for the issuance of the Shares.

                              (7) Deliveries by Buyer. Concurrently herewith at the Closing, Buyer is delivering to Seller the following, which shall be in form and substance acceptable to Seller and Seller’s counsel:

                                        (a) Purchase Price, including the Shares (or an irrevocable instruction letter to Buyer’s transfer agent to issue the Shares);

                                        (b) The License Agreement signed by IP Holdings;

                                        (c) A certificate of appropriate officer of Buyer substantially in the form of Exhibit “L” (Buyer’s Officer’s Certificate), dated the Closing Date, stating that the conditions precedent set forth in Sections 7.2(1) and 7.2(2) above have been satisfied;

                                        (d) Certificate of incumbency and specimen signatures of all signatory officers of Buyer, certified by Buyer’s Secretary;

                                        (e) Copies of the minutes of the meetings of the board of directors of Buyer authorizing the execution and performance of this Agreement, certified by Buyer’s Secretary; and

                                        (f) The favorable opinion of Blank Rome LLP, counsel to Buyer, dated the Closing Date and addressed to Seller, substantially in the form of Exhibit ”M”.

          8. Interpretation and Survival of Representations and Warranties. Notwithstanding any right of Buyer to fully investigate the affairs of Seller (and vice versa) and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation (and vice versa), Buyer and Seller have the right to rely fully upon the representations, warranties, covenants and agreements contained in this Agreement or in any document delivered to them or any representatives in connection with the transactions contemplated by this Agreement. Each warranty, representation and covenant contained herein is independent of all other warranties, representations and covenants contained herein (whether or not covering identical or related subject matter) and must be independently and separately complied with and satisfied. All representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder.

          9. Termination

                    9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                              (1) by the mutual consent of Buyer and Seller;

                              (2) by either Buyer or Seller if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement;

                              (3) by either Buyer or Seller if the transactions contemplated hereby have not been consummated by May 5, 2006; provided that, neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 9.1(3) if such party’s willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

                              (4) by Buyer if, after the date hereof, there shall have been a material adverse change in the financial condition or business of the Business; or

                              (5) by Seller if, after the date hereof, there shall have been a material adverse change in the financial condition or business of Buyer.

          10. Certain Post-Closing Obligations

                    10.1 Restrictions on Sale of Shares. During the period commencing on the Closing Date and ending six (6) months following the earlier to occur of (x) the effective date of the Registration Statement (as defined in Section 10.2); and (y) sixty (60) days after Closing (such period herein referred to as the “Restricted Period”), Seller shall not, directly or indirectly, through an “affiliate” or “associate” (as such terms are defined in the General Rules and Regulations under the Securities Act) or otherwise, offer, sell, pledge, hypothecate, grant an option for sale, or otherwise dispose of, or transfer or grant any rights with respect thereto in any manner either privately or publicly (each, a “Transfer”) more than 50% of the total number of Shares or shares of the Buyer’s Stock acquired by Seller pursuant to a stock split, stock dividend, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of Buyer (each an “Adjustment”) affecting the Shares (together with the Shares, “Securities”), or enter into any agreement or any transaction that has the effect of transferring, in whole or in part, directly or indirectly, the economic consequence of more than 50% of the Securities, whether any such agreement or transaction is to be settled by delivery of the

Securities, in cash or otherwise. Further, Seller shall not Transfer, in aggregate, more than 75% of the total number of Shares received by Seller on the Closing Date (taking into account and proportionally adjusting for any Adjustments occurring after the Closing Date) between the Closing Date and the three (3) month anniversary of the Restricted Period. After the three (3) month anniversary of the Restricted Period, Seller may Transfer all of the Shares (taking into account any Adjustments occurring after the Closing Date) received by Seller on the Closing Date without any Transfer Restrictions (as defined below). Notwithstanding anything in this Section 10.1 to the contrary, the restrictions set forth in the first two sentences of this Section 10.1 (the “Transfer Restrictions”) shall not apply to any Transfer of Securities directly from Seller to any Affiliate of Seller, if, in advance of such a Transfer, Seller Affiliate transferee agrees with Buyer in writing to itself be bound by the Transfer Restrictions.

                    10.2 Automatic Registration. Buyer shall prepare and, following the Closing, file with the Commission a registration statement on Form S-3, if eligible, or other appropriate form (the “Registration Statement”), with respect to all of the Shares, and will use commercially reasonable efforts to have such Registration Statement declared effective within one hundred eighty (180) days after the Closing Date and shall use commercially reasonable efforts to keep such Registration Statement effective until the earlier of the date when (i) all the Shares are sold or (ii) the Shares may be publicly sold under Rule 144(k) of the Securities Act or any successor rule, subject to certain customary blackout periods and periods during which the information in such Registration Statement is being amended or updated by Buyer. Buyer’s obligation under this Section is subject to the applicable seller of the Shares being registered providing the Buyer with such information regarding such seller and its ownership of shares of Buyer Stock as Buyer determines necessary to include in the Registration Statement.

          11. Indemnification.

                    11.1 Obligation of Seller to Indemnify. Seller shall indemnify, defend and hold harmless Buyer and its officers, directors, shareholders and Affiliates (each a “Buyer Indemnitee”) from and against any and all Losses with respect to the following:

                              (1) Any misrepresentation or breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement or in any Document delivered pursuant to this Agreement;

                              (2) Any and all of Seller’s Indebtedness, Liabilities, Taxes and obligations, of any nature whatsoever, whether known or unknown on the Closing Date and whether or not such Indebtedness, Liabilities, Taxes or obligations constitute or arise from a breach of any representation or warranty made by Seller herein, except for those which are expressly accepted and assumed by Buyer in accordance with Section 2.3;

                              (3) Any failure of Seller to perform its obligations hereunder; and/or

                              (4) Any actions, causes of action, claims, suits, Proceedings, demands, assessments, settlements, Judgments, damages, Losses, costs and legal and other expenses incident to any of the foregoing.

                    11.2 Obligation of Buyer to Indemnify. Buyer shall indemnify, defend and hold harmless Seller from and against any Losses arising out of or due to a misrepresentation or a breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any Document delivered pursuant to this Agreement.

                    11.3 Third Party Claims. If a claim by a third party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under Sections 11.1 or 11.2, the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder except to the extent that such failure materially and adversely affects the indemnifying party or parties due to the inability to timely defend such action. The indemnifying party or parties shall have 10 business days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided: (a) all settlements require the prior reasonable consultation with the indemnified party and the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, and (b) the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties. So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim at any time, provided that in such event they shall waive any right of indemnification therefor by the indemnifying party or parties. If the indemnifying party or parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise (provided that all settlements or compromises require the prior reasonable consultation with the indemnifying party and the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld) the claim at their exclusive discretion, at the risk and expense of the indemnifying parties.

                    11.4 Assistance. Regardless of which party is controlling the defense of any claim, each party shall act in good faith and shall provide reasonable documents and cooperation to the party handling the defense.

                    11.5 Right of Set-Off. In the event that any Buyer Indemnitee has any claim against Seller or its Affiliates or related parties under this Agreement or any of the Transaction Documents for which it is entitled to indemnification as set forth in this Section 11.5, and such claim is not satisfied as and when required by such Transaction Documents (an “Indemnity Default”), Buyer shall have the right but not the obligation, in its sole and absolute discretion, to set-off such claim against any amounts that may be owed to Seller under Section

3.4, or against any collateral held by or for the benefit of Buyer including pursuant to the Stock Pledge Agreement, of even date hereof, by and among Seller, Buyer and IP Holdings LLC.

          12. Waiver of Bulk Sales Compliance. Buyer waives compliance by Seller with the provisions of Article 6 of the Uniform Commercial Code (Bulk Sales Law) in each applicable jurisdiction. Seller shall comply with all other Laws relating to bulk sales and/or the sale and purchase of the Assets. Seller will indemnify and hold Buyer harmless from, against and with respect to, and shall reimburse Buyer for any and all Losses suffered or incurred by Buyer arising out of, relating to or by reason of such waiver or any noncompliance with such Laws. This indemnification shall apply to, but shall not be limited to, Losses due to any acceleration of payment with respect to any Liability or obligation of Seller assumed by Buyer hereunder, and is in addition to the indemnification provided pursuant to Section 11.

          13. Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, each party shall pay its own expenses incident to preparing for, entering into and carrying into effect this Agreement and the transactions contemplated hereby. Seller shall be responsible for and make arrangements to pay all sales, transfer, stamp, recording and similar Taxes, if any, incurred in connection with any Intangibles and Tangible Property conveyed to Buyer hereunder. All real estate taxes, water, sewer and utility charges, and other similar items shall be prorated and adjusted as of the Effective Time in accordance with the appropriate billing period.

          14. Further Assurances.

                    14.1 At any time and from time to time after the Closing Date, at Buyer’s request and without further consideration, Seller will promptly execute and deliver all such further Documents or perform such acts as Buyer may reasonably request in order to more fully consummate the transactions contemplated herein and in order to more effectively vest, transfer, confirm, protect and defend the right, title and interest of Buyer in the Assets and to assist Buyer in exercising its rights and privileges with respect thereto.

                    14.2 After the Closing Date, Seller shall deliver to Buyer all notices, correspondence and other items relating to the Assets which are from time to time received by them or are in their possession.

          15. Miscellaneous.

                    15.1 Publicity. The parties shall consult with each other before issuing any press release with respect to the Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that Buyer may, without the prior consent of the other parties (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the NASDAQ or the rules of any other applicable exchange, or applicable law.

                    15.2 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either delivered personally to the addressee, or mailed, certified or registered mail or express mail, postage prepaid, or sent by a nationally recognized courier service, service charges prepaid, and shall be deemed given when so delivered personally, if by certified or registered mail, four days after the date of mailing or if express mailed or sent by a nationally recognized courier service, two days after the date of mailing, as follows:

(1)	If to Buyer:

Iconix Brand Group, Inc.
1450 Broadway, 4th Floor
New York, New York 10018
Attn: Neil Cole, CEO

With a required copy to:

Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attention: Robert J. Mittman, Esq.

(2)	If to Seller;

Mudd (USA), LLC
1407 Broadway, 29th Floor
New York, New York 10018
Attention: Jay Gorman

With a required copy to:

Heller Ehrman LLP
Times Square Tower
7 Times Square
New York, NY 10036
Attention: Paul D. Downs, Esq.

and to such other address or addresses as Buyer or Seller, as the case may be, may designate to the other by notice as set forth above.

                    15.3 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, written or oral, with respect thereto.

                    15.4 Waivers and Amendments. This Agreement may be amended, modified, superseded or cancelled and the terms and conditions hereof may be waived, only by a written instrument signed by all the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. The rights and remedies of any party arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence, or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

                    15.5 Binding Agreement. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties hereto and their respective heirs, legal representatives, executors, successors and assigns.

                    15.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made, delivered and to be performed entirely within such State.

                    15.7 Assignment. This Agreement and the rights and obligations of the parties hereto shall not be assigned by any party to any Person without the prior written consent of the other party. Nothing in this Agreement, unless otherwise expressly provided, is intended to confer upon any Person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

                    15.8 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

                    15.9 Severability. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement, all of which shall remain in full force and effect.

                    15.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                    15.11 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are a part of this Agreement as if set forth in full herein.

                    15.12 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                    15.13 Consent to Jurisdiction and Service of Process. Any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any state or federal court in the State of New York, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such

Proceeding, and irrevocably submits to the jurisdiction of any such court in any such Proceeding. Any and all service of process and any other notice in any such Proceeding shall be effective against any party if given by registered or certified mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal Proceedings or otherwise proceed.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER		SELLER

ICONIX BRAND GROUP, INC.		MUDD (USA) LLC

By:	/s/ Neil Cole	By:	/s/ Conrad H. Lung

Name: Neil Cole		Name: Conrad H. Lung
Title: Chief Executive Officer		Title: President

List of Omitted Schedules and Exhibits

Schedule	Description

2.1(2)	Specified Contracts

2.3(2)	Assumed Liabilities

3.3	Purchase Price Allocation

4.1	Due Incorporation and Qualification; Subsidiaries

4.2	Capitalization; Options

4.4	Financial Statements

4.5	No Material Adverse Change

4.6	Tax Matters

4.7	Compliance with Laws

4.8	Permits

4.9	No Breach

4.10	Consents; Approvals

4.11	Judgments and Proceedings

4.12	Employee Relations

4.13	Contracts

4.16	Intangibles

4.17	Title

4.18	Undisclosed Liabilities

4.21	No Broker

4.23	Investment Matters

5.4	No Broker

Exhibits	Description

Exhibit A	Non-Competition Undertakings

Exhibit B	Master Trademark Assignment Agreement

Exhibit C	Master Copyright Assignment Agreement

Exhibit D	Domain Name Assignment

Exhibit E	Assumption and Assignment Agreement

Exhibit F	Seller’s Officer’s Certificate

Exhibit G	License Agreement

Exhibit H	Guaranty Agreement

Exhibit I	Pledge Agreement

Exhibit J	Special Power of Attorney

Exhibit K	Opinion of Heller Ehrman LLP

Exhibit L	Buyer’s Officer’s Certificate

Exhibit M	Opinion of Blank Rome LLP